UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — September 19, 2005
Allied Waste Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or other jurisdiction of incorporation or jurisdiction

1-14705	88-0228636

(Commission File Number)	(IRS Employer Identification Number)

15880 N. Greenway-Hayden Loop, Scottsdale, Arizona	85260

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On September 19, 2005, Allied Waste Industries, Inc. (the “Company”) entered into an Executive Employment Agreement with Edward A. Evans. Under the employment agreement, Mr. Evans will serve as the Company’s Executive Vice President, Human Resources and Organizational Development and will report to the Chief Executive Officer. The term of the employment agreement will be a period of two years, beginning on September 19, 2005. Thereafter, the agreement will automatically renew for one-year periods, unless the agreement is terminated by either party pursuant to the terms of that agreement.
Under the employment agreement, the Company will pay Mr. Evans a base salary of $420,000 per year, subject to increase at the discretion of the Board of Directors or the Management Development/Compensation Committee of the Board of Directors (the “Compensation Committee”). Mr. Evans also will receive a one-time signing bonus of $150,000.
Mr. Evans will participate in the Company’s Senior Management Incentive Plan, or “Senior MIP”, beginning in 2006. The Senior MIP for Executive Vice Presidents currently provides for a target bonus of 100% of base salary, which may increase to the maximum percentage permitted by the Senior MIP (currently 150% of base salary) if targets are exceeded. The annual incentive compensation under the Senior MIP currently is based on the financial performance of the Company (based on EBITDA growth and return on invested capital targets for 2005), as well as the attainment of individual goals agreed to on an annual basis. The grant of any payout under the Senior MIP is entirely discretionary and subject to conditions and restrictions imposed by the Company and the approval of the Company’s Board of Directors or the Compensation Committee. The Company has agreed to use its reasonable best efforts to obtain, at the Company’s 2006 annual meeting, stockholder approval of an amendment to the Senior MIP to increase the maximum amount of incentive compensation that may be paid under the Senior MIP to Mr. Evans and other executives. Mr. Evans also will be eligible to participate in the Company’s Long-Term Incentive Plan, or “LTIP”, beginning with the 2006-2008 performance cycle.
On September 19, 2005, the Company granted to Mr. Evans (1) options to acquire up to 150,000 shares of the Company’s common stock at an exercise price equal to the closing market price of the Company’s common stock on that date, and (2) 20,000 restricted stock units (“RSUs”). The options will vest in four equal installments of 37,500 shares on each anniversary of Mr. Evans’ employment date, beginning on September 19, 2006. The RSUs will vest in four equal installments of 5,000 shares on each anniversary of Mr. Evans’ start date, beginning on September 19, 2006. Mr. Evans will be eligible to receive additional annual grants of options, restricted stock, and RSUs as determined by the Compensation Committee.
The employment agreement provides that while Mr. Evans remains employed by the Company, he will retain at least 50% of the net shares received upon the exercise of options or vesting of RSUs (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) until such time as he has accumulated stock with a value of at least two and one-half times his annual salary.
The employment agreement also provides that Mr. Evans is entitled to (a) four weeks paid leave per calendar year; (b) an automobile allowance of $600 per month; (c) club membership dues of $600 per month; (d) participation in incentive, savings, retirement, deferral, and stock plans maintained by the Company for its similarly situated executive officers, including but not limited to the Company’s Senior MIP, LTIP, 401(k) Plan, Supplemental Executive Retirement Plan, 1991 Incentive Stock Plan, and 2005 Executive Deferred Compensation Plan; (e) participation in welfare benefit plans maintained by the Company for the benefit of its employees generally; (f) reimbursement of business expenses; and (g) indemnification and directors’ and officers’ insurance coverage. In addition, the Company will pay Mr. Evans $200,000 to cover expenses incurred in relocating from his current home in New York to the Phoenix - Scottsdale metropolitan area.
Upon termination of the employment agreement by the Company “without cause” or by Mr. Evans for “good reason” (as those terms are defined in the agreement), or as a result of Mr. Evans’s death, disability, or retirement (as those terms are defined in the agreement), Mr. Evans will be entitled to receive (a) his earned but unpaid base salary as of the date of termination, (b) his awarded but unpaid incentive compensation as of the date of termination, (c) his accrued but unused paid leave as of the date of termination, (d) reimbursement of business expenses incurred prior to the date of termination, (e) continued medical, dental and/or vision coverage for certain time periods specified in the agreement, and (f) certain other benefits specified in the employment agreement. In addition, awards granted to Mr. Evans under the Company’s equity compensation plans will continue to vest and remain exercisable until the earlier of (i) two years after the date of termination, or (ii) the remaining terms of such awards.
If the employment agreement is terminated “without cause” or for “good reason”, or as a result of Mr. Evans’s death or disability, Mr. Evans will be entitled to severance compensation equal to two times the sum of (1) his annual base salary at the time of termination, and (2) his targeted annual incentive compensation, to be paid in equal bi-weekly installments during the two years following his date of termination. If the employment agreement is terminated upon Mr. Evans’s retirement after ten years of service with the Company, he will participate in the Company’s Supplemental Executive Retirement Plan, or “SERP”. Under the SERP, Mr. Evans will be paid an annual retirement benefit equal to 60% of his average base salary for the three years immediately preceding the date of retirement. Such payments will continue for a period of ten years after retirement.
In the event the employment agreement is terminated for “cause” or without “good reason” (as those terms are defined in the agreement), Mr. Evans will be entitled to receive (A) his earned but unpaid base salary as of the date of termination, (B) his accrued but unused paid leave as of the date of termination, and (C) reimbursement of business expenses incurred prior to the date of termination.
In the event there is a “change of control” (as defined in the agreement) and the employment agreement is terminated “without cause” or for “good reason” within 12 months thereafter, Mr. Evans will be entitled to severance compensation equal to three times the sum of (1) his annual base salary, plus (2) his targeted annual incentive compensation, to be paid in a lump sum following his date of termination. In addition, awards granted to Mr. Evans under the Company’s equity compensation plans will become immediately vested and remain exercisable until the earlier of (i) two years after the date of termination, or (ii) the remaining terms of such awards. The employment agreement provides for a partial gross-up for excise taxes under Section 280G of the Internal Revenue Code, provided that the price of the Company’s common stock equals or exceeds a threshold specified in the employment agreement ($16.00 through September 19, 2006), in connection with the cash payments made in the event of a termination of the agreement for “good reason” or “without cause” following a change in control.
The employment agreement also includes provisions that (a) prohibit Mr. Evans from disclosing the Company’s confidential information, (b) require him to disclose to the Company information and ideas that relate to the Company’s business, (c) assign ownership of such ideas, information, and discoveries to the Company, and (d) prohibit Mr. Evans from engaging in certain competitive activities or from soliciting employees, customers, or acquisition prospects during the term of the agreement and for a period of two years following the termination of the agreement. All severance, retirement benefits, and post-employment vesting and exercisability of awards under the Company’s equity compensation plans will be subject to (i) Mr. Evans’s satisfaction of the restrictive covenants and his obligations to comply with the Company’s stock trading policies (the “Continuing Obligations”), and (ii) his delivery to the Company of a signed and enforceable release of all claims against the Company. If Mr. Evans fails to comply with the Continuing Obligations, the Company will have the right to recover from him any and all payments made or benefits paid to him, excluding payment of his salary, incentive compensation, paid leave, and deferred compensation earned prior to the date of termination (the “Unrestricted Payments”), that the Company would not have been obligated to pay or to which Mr. Evans otherwise would not have been entitled if the Company had terminated him for “cause” as of the date of termination of his employment agreement, as well as any and all proceeds realized by him subsequent to termination of the agreement upon vesting, exercise, or sale of Common Stock granted or issued to Mr. Evans under the Company’s compensation plans. In addition, if the Company subsequently becomes aware of information with which the Company could have terminated Mr. Evans’s employment agreement for “cause,” the Company will have the right (A) to terminate all payments and benefits to or for the benefit of Mr. Evans, including continued vesting or payment of any unvested or unexercised awards under the Company’s compensation plans but excluding the Unrestricted Payments, and (B) to recover from Mr. Evans (1) any and all payments made or benefits, including all or any portion of the Unrestricted Payments, paid to him that the Company would not have been obligated to pay or to which Mr. Evans otherwise would not have been entitled if the Company had terminated him for “cause” as a result of such conduct when it first occurred, and (2) any and all proceeds realized by Mr. Evans subsequent to the date on which the conduct first occurred upon vesting, exercise, or sale of Common Stock granted or issued to Mr. Evans under the Company’s compensation plans.

In connection with the employment agreement, on September 19, 2005 the Company and Mr. Evans entered into an indemnity agreement. Under this agreement, the Company will indemnify Mr. Evans and advance expenses to him, to the fullest extent permitted by applicable law, for certain losses and expenses he may incur as a result of his status as a director, officer, or employee of the Company or in certain other capacities on behalf of the Company.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c) Edward A. Evans became the Company’s Executive Vice President, Human Resources and Organizational Development, on September 19, 2005. The material terms of Mr. Evans’s employment agreement and other arrangements with the Company are disclosed in Item 1.01 of this Form 8-K.
Prior to joining the Company, Mr. Evans was the founding director of the Center for Entrepreneurship in the School of Hotel Administration at Cornell University in Ithaca, New York, beginning in November 2004. Mr. Evans served in various senior level positions with ARAMARK Corporation between January 1991 and November 2004, most recently as Senior Vice President — Human Resources for the Uniform and Career Apparel Group. From June 1975 to January 1991, Mr. Evans served in senior management and general management positions with Marriott Corporation and Saga Corporation, which was acquired by Marriott in 1986. Mr. Evans earned an undergraduate degree and MBA from Cornell University. Mr. Evans is 53 years old.
On September 19, 2005, the Company issued a press release disclosing the hiring of Edward A. Evans as the Company’s Executive Vice President, Human Resources and Organizational Development. A copy of the press release is furnished as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
     Not applicable.
(b) Pro Forma Financial Information
     Not applicable.
(c) Exhibits.

Exhibit
Number	Description
10.01	Executive Employment Agreement between Allied Waste Industries, Inc. and Edward A. Evans, effective September 19, 2005.

10.02	Option Agreement between Allied Waste Industries, Inc. and Edward A. Evans, dated September 19, 2005.

10.03	Restricted Stock Unit Agreement between Allied Waste Industries, Inc. and Edward A. Evans, dated September 19, 2005.

10.04	Indemnity Agreement between Allied Waste Industries, Inc. and Edward A. Evans, dated September 19, 2005.

99.1	Press release dated September 19, 2005, disclosing the the hiring of Edward A. Evans as the Company’s Executive Vice President, Human Resources and Organizational Development.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.
Dated: September 22, 2005	By:	/s/ Peter S. Hathaway
Peter S. Hathaway
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Description
10.01	Executive Employment Agreement between Allied Waste Industries, Inc. and Edward A. Evans, effective September 19, 2005.

10.02	Option Agreement between Allied Waste Industries, Inc. and Edward A. Evans, dated September 19, 2005.

10.03	Restricted Stock Unit Agreement between Allied Waste Industries, Inc. and Edward A. Evans, dated September 19, 2005.

10.04	Indemnity Agreement between Allied Waste Industries, Inc. and Edward A. Evans, dated September 19, 2005.

99.1	Press release dated September 19, 2005, disclosing the the hiring of Edward A. Evans as the Company’s Executive Vice President, Human Resources and Organizational Development.